Exhibit 10.1

Execution Version

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (along with the Exhibits hereto, being referred to as this “Agreement”), dated as of May 21, 2025, is made and entered into by and among Outdoor Holding Company, a Delaware corporation, formerly known as AMMO, Inc., (the “Company”); Speedlight Group I, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Speedlight”); Steven F. Urvan (“Urvan”); and Richard R. Childress, Jared Smith, Fred W. Wagenhals, and Russell Williams Wallace, Jr. (the “Legacy Directors”). Once fully executed, this Agreement shall become effective as of the “Execution Date,” as that term is defined in Section 10. Urvan, Speedlight, and the Company are sometimes referred to individually in this Agreement as a “Party” and, collectively, as the “Parties.” Christopher D. Larson, John P. Flynn, Fred W. Wagenhals, Jessica M. Lockett, Richard R. Childress, Harry S. Markley, Russell William Wallace, Jr., Robert J. Goodmanson and Robert D. Wiley are sometimes referred to as the “Individual Defendants” (and, together with the Company and Speedlight, the “Defendants”).

WHEREAS, on May 3, 2023, Urvan initiated an action styled Urvan v. AMMO, Inc., C.A. No. 2023-0470-PRW in the Court of Chancery of the State of Delaware (the “Court”), and filed a Verified Complaint. The Company, Speedlight, and the Individual Defendants were named as Defendants in the Litigation (as defined below).

WHEREAS, on August 1, 2023, the Company initiated an action styled AMMO v. Urvan, C.A. No. 2023-0784-PRW in the Court. This Agreement refers collectively to both of these actions as the “Litigation.”

WHEREAS, on March 26, 2024, the Company filed its Verified Counterclaim in the Litigation against Urvan.

WHEREAS, on August 27, 2024, Urvan filed an Amended Verified Complaint in the Litigation.

WHEREAS, each Party and the Legacy Directors who are among the Defendants have denied and continue to deny the allegations in the claims asserted against them in the Litigation.

WHEREAS, to avoid, among other things, the distraction and disruption to Company operations and the cost and uncertainty of further litigation, the Parties wish to settle the Litigation and any other claims that the Parties have or may have arising from or related to the Litigation. Each Party and the Legacy Directors do not admit or concede any actual or potential fault, wrongdoing, or liability in connection with any matter, including, but not limited to, the Litigation.

WHEREAS, each Party and the Legacy Directors agree that this Agreement shall not be deemed or construed to be an admission or evidence of any violation of any statute or law or of any liability or wrongdoing by each Party and the Legacy Directors, or that any of the potential claims or allegations arising out of the Litigation are true or have merit.

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NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the signatories to this Agreement, intending to be legally bound hereby, agree as follows:

1. Dismissal of the Litigation. Within five (5) business days of the Execution Date, the Parties and the Legacy Directors who are among the Defendants shall file with the Court an executed Stipulation of Voluntary Dismissal With Prejudice (the “Stipulation”), dismissing with prejudice all claims and counterclaims asserted in the Litigation. For the avoidance of doubt, the Stipulation shall include dismissal of all claims asserted by Urvan against all Individual Defendants without regard for whether such Individual Defendants are signatories to this Agreement. The Stipulation shall substantially follow the form of Exhibit A to this Agreement. Because some Individual Defendants are not parties to this Agreement, the Parties shall work in good faith to obtain all Individual Defendants’ consent to the Stipulation. If the Parties do not obtain all Individual Defendants’ consent within five (5) business days of the Execution Date, the Parties shall jointly file a letter to the Court requesting the Court enter an order substantially the same form as Exhibit A.

2. Equity Consideration.

(a) As partial consideration for this Agreement, and in reliance on a private placement exemption and subject to the provisions of Section 2(c) below, the Company will grant to Urvan (or, at Urvan’s written election, his affiliated designee) as of the Execution Date a warrant (the “Warrant”) representing in the aggregate 7.0 million shares of the Company’s Common Stock (“Common Stock”). The terms of the Warrant, including the vesting, pricing, exercise and other provisions, are set out in the form attached as Exhibit B, which form will control as to the Warrant’s terms. Capitalized terms not defined in this Agreement but defined in the Warrant shall have the meanings set forth in the form of Warrant.

(b) It is the Parties’ intention that the Common Stock underlying the Warrant be tradeable following exercise of the Warrant, subject to the terms of Exhibit B, whether by operation of Rule 144 of the Securities Act of 1933, as amended, or by registration of the Common Stock. After the Company is current in filing its periodic reports with the Securities and Exchange Commission (the “Commission”), Urvan may request in writing that the Company promptly file a registration statement to permit the resale from time to time by Urvan of the Common Stock underlying the Warrant; provided, however, that:

(i) Urvan will work reasonably with the Company to minimize the cost of preparing a registration statement (by, for example, timing the filing of a registration statement reasonably to coincide with other filings the Company must make and that would contain much of the same material); and

(ii) Urvan agrees to bear one-half of the cost of preparing the registration statement for the Common Stock underlying the Warrant if the registration statement for the Common Stock is filed as a result of Urvan’s demand for registration.

(c) Compliance with Applicable Law and Stock Exchange Rules. As set forth in the form of Warrant, the full or partial exercise of the Warrant by Urvan shall comply with all applicable Laws (as defined in the form of the Warrant) and all rules and guidance of the Nasdaq Stock Market LLC (“Nasdaq”).

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3. Board Composition and Related Matters.

(a) Board Composition. On the Execution Date:

(i) In connection with this Agreement and with the Company’s sale of its ammunition manufacturing assets, Jared Smith shall deliver his resignation, in substantially the form of Exhibit C to this Agreement, in his capacity as the Company’s chief executive officer, director of the Company, and an officer of certain Company subsidiaries, which resignation shall become effective immediately;

(ii) the Board and all applicable committees of the Board will take any such actions as are necessary to accept the resignations described in Section 3(a)(i);

(iii) the Board and all applicable committees of the Board will take any such actions as are necessary to appoint Urvan as Chief Executive Officer of the Company; and

(iv) the Board and all applicable committees of the Board will take any such actions as are necessary to appoint Urvan as Chairman of the Board.

(b) CEO Compensation. The Board will direct its Compensation Committee to develop a compensation plan for Urvan that contemplates a base salary of $1.00 for the first year of his employment as Chief Executive Officer of the Company, plus such other bonus or equity grants as the Compensation Committee may consider appropriate, provided, however, that any such bonus or equity grant be contingent on achieving Board-approved performance benchmarks, and provided, further, that the compensation plan shall be subject to approval by the Board.

4. Monetary Consideration.

(a) As partial consideration for the settlement, the Company will pay to Urvan (or, at Urvan’s written election, his affiliated designee) the sum of $12.0 million through an unsecured promissory note from the Company in favor of Urvan (“Note 1”). The form of Note 1 is attached as Exhibit D, which form will control as to Note 1’s terms.

(b) As additional partial consideration for the settlement, the Company will pay to Urvan (or, at Urvan’s written election, his affiliated designee) the sum of $39.0 million through an unsecured promissory note from the Company in favor of Urvan ( “Note 2”). The form of Note 2 is attached as Exhibit E, which form will control as to Note 2’s terms. Subject to approval of the Company’s stockholders, Note 2 shall have a feature under which the Company may, for a period of 12 months following the Execution Date, prepay Note 2 by issuing warrants for the acquisition by Urvan of 13.0 million shares of the Company’s Common Stock (the “Additional Warrant”). The form of the Additional Warrant is attached as Exhibit F, which form will control as to the Additional Warrant’s terms.

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5. Voting Commitment.

(a) During the Standstill Period (as defined below), each Legacy Director agrees to appear in person or by proxy at all annual and special meetings of the Company’s stockholders (including, without limitation, any other meeting held in lieu therefor; adjournments, postponements, reschedulings or continuations thereof, and any action by the stockholders by written consent in lieu of any such annual or special meeting) that take place during the Standstill Period, and to vote, or cause to be voted, all shares of Common Stock held of record or Beneficially Owned (as defined in Section 6 below) thereby as of the record date for determining the stockholders entitled to vote at such meeting or to consent to such action (and shall, upon receiving at least 10 calendar days’ advance notice of the record date, call back from loan any such shares in time prior to the applicable record date to ensure such shares can be voted at such meeting) in accordance with the Board’s recommendations in connection with any (i) director elections, removals or replacements, and (ii) any other proposal submitted to the Company’s stockholders by either the Company or any stockholder of the Company; provided, however, that each Legacy Director shall be entitled to vote, or cause to be voted, in his sole discretion, any shares of Common Stock held of record or Beneficially Owned thereby as of the record date for determining the stockholders entitled to vote at such meeting or to consent to such action in excess of the number of shares of Common Stock set forth beside such Legacy Director’s name on Schedule O hereto (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to Common Stock). For the avoidance of doubt, consistent with Section 6(a)(vi) herein, nothing in this Section 5 shall preclude the Legacy Directors from selling Securities of the Company (as defined in Section 6 below) through open-market sale transactions on the Nasdaq or through a broker or dealer where the identity of the purchaser is not known.

(b) The Parties acknowledge that Urvan’s voting commitment obligations are set forth in the November 3, 2022 Settlement Agreement between Urvan, the Company and Susan Lokey, as amended on November 22, 2022 and the Execution Date (as amended, the “Amended 2022 Settlement Agreement”) to read substantially as in the form of Exhibit G.

6. Standstill.

(a) From and for three (3) years following the Execution Date (such period, the “Standstill Period”), none of the Legacy Directors shall, directly or indirectly, and each of the Legacy Directors agrees not to, directly or indirectly, or otherwise cause any agent, attorney, or other representatives acting on their behalf or any of their affiliates and associates to, directly or indirectly, in any manner, alone or in concert with others, with respect to the Company:

(i) engage in, or encourage, assist, support, advise or facilitate, directly or indirectly, any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of requests or consents that seeks to call a special meeting of stockholders), in each case, with respect to any Securities of the Company (as used in this Agreement, the term “Securities of the Company” shall mean any securities of the Company, including but not limited to the Common Stock, preferred stock, or any securities convertible or exchangeable into or exercisable for any such securities or any derivatives thereof);

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(ii) encourage, influence, advise, form, join or in any way participate in any “partnership, limited partnership, syndicate or other group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to Securities of the Company;

(iii) deposit any shares of Securities of the Company in any voting trust or subject any Securities of the Company to any arrangement or agreement with respect to the voting of any Securities of the Company (other than (1) this Agreement, (2) granting revocable proxies solicited by or on behalf of the Board, (3) customary brokerage accounts, margin accounts and prime brokerage accounts; or (4) any such voting trust, arrangement, or agreement that is with an affiliate of the Legacy Directors where such affiliate agrees to be bound by the terms and conditions of this Agreement as if it were a party to this Agreement);

(iv) seek, encourage, assist, support, advise or facilitate, directly or indirectly, any Person (as defined below), to (1) submit, propose or recommend the nominations of, any candidate to the Board or (2) take any other action with respect to the election or removal of any director;

(v) (1) make or submit any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company or in connection with a consent solicitation (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise), (2) make or submit to the Company or any of its representatives any offer or proposal (with or without conditions) with respect to any tender offer, exchange offer, merger, consolidation, acquisition, conversion, business combination, financing, sale, recapitalization, restructuring, dividend, repurchase, distribution, spin-off or the sale or disposition of all or substantially all of the Company’s consolidated assets (each, an “Extraordinary Transaction”) involving the Company or that would cause or result in a class of any Securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, (3) solicit a third party to make an offer or proposal (with or without conditions) with respect to, or in any way assist, facilitate, support or encourage, or pay or subsidize the expenses of, or otherwise finance any third party in making an offer or proposal with respect to, any Extraordinary Transaction involving the Company or that would cause or result in a class of any Securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, (4) comment on any third-party proposal regarding any Extraordinary Transaction involving the Company or other transaction that would cause or result in a class of any Securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, (5) call or seek to call a special meeting of stockholders of the Company, including by written consent, or (6) take any action in support of or make any proposal or request that relates to amendments or modifications to the certificate of incorporation, bylaws or advisory agreement the Company;

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(vi) sell, assign or otherwise transfer, or agree to sell, assign or otherwise transfer, directly or indirectly, through swap or hedging transactions or otherwise, any Securities of the Company to any third party that, to the Legacy Director’s knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the Commission), would as a result of the transaction have Beneficial Ownership (as defined below) of more than 4.9% of any outstanding series or class of Securities of the Company; provided, that, notwithstanding the foregoing, the Legacy Directors may sell Securities of the Company through open-market sale transactions on Nasdaq or through a broker or dealer where the identity of the purchaser is not known;

(vii) (1) seek representation on the Board, (2) seek the removal of any member of the Board, (3) make a request for any stockholder list or other books and records of the Company, whether pursuant to 8 Del. C. § 220 or otherwise, or make any application to a court or other Person (as defined below) for inspection, investigation or examination of the Company or their respective subsidiaries or affiliates, or (4) make any demands, objections, proposals or recommendations to the Company or any member of the Board or management of the Company in its capacity as a stockholder, on behalf of the Company in a stockholder derivative capacity, or otherwise, provided, however, that Subsections (3) and (4) of this Section 6(a)(vii) shall not apply to books-and-records or other demands to the Company or any member of the Board that relate solely to matters that post-date the Execution Date;

(viii) institute, solicit or join, as a party, any litigation, arbitration or other proceeding (including any derivative action) against the Company or any of its future, current or former directors or officers or employees in their capacity as a director or officer or employee of the Company; provided that nothing shall prevent the Legacy Directors from bringing litigation to enforce (1) the provisions of this Agreement, or (2) personal or Company rights that relate solely to matters that post-date the Execution Date;

(ix) exercise, or seek to advise, encourage, support or influence any Person with respect to the exercise of, any rights as a holder of preferred stock of the Company to elect additional directors of the Company, including, without limitation, recommending potential directors or seeking representation on the Board, or communicating with other holders of preferred stock in connection with such effort to elect additional directors;

(x) acquire, offer, seek or propose to acquire, agree to acquire, or announce any intention to acquire, directly or indirectly, whether by purchase, tender or exchange offer or otherwise, through the acquisition of control of another Person or by joining a “partnership, limited partnership, syndicate or other group” (within the meaning of Section 13(d)(3) of the Exchange Act and Commission rules promulgated thereunder), Beneficial Ownership of any outstanding series or class of any Securities of the Company; provided, however, that each Legacy Director may, in accordance with the terms of this Agreement and applicable securities laws, acquire Securities of the Company so long as such Legacy Director Beneficially Owns no more than 9% of the then outstanding shares of Common Stock, including, without limitation, through the exercise of, or acquisition of, derivative securities; and provided, further, that the Legacy Directors may exercise stock options granted prior to the Execution Date without such shares being counted against this ownership limitation;

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(xi) seek to advise, encourage, support or influence any Person with respect to the voting or disposition of any Securities of the Company at any annual or special meeting of stockholders or in connection with any consent solicitation;

(xii) otherwise seek to control or influence the management, strategies, governance, policies or any other aspect of the Company;

(xiii) authorize, solicit, pay or subsidize any third party to perform, act in concert with another Person to, commit to, or agree in writing or otherwise to do, advise, assist or encourage any Person in connection with, or enter into any discussions, negotiations, arrangements or understandings with any Person with respect to, any act prohibited in this Section 6(a);

(xiv) take any action that would cause or require the Company to make public disclosure regarding any of the foregoing or make any request or submit any proposal to amend the terms of this Agreement;

(xv) disclose any intention, plan or arrangement inconsistent with the restrictions set forth in this Section 6(a); or

(xvi) contest the validity of, or publicly request any waiver of, the obligations set forth in this Section 6(a).

(b) The Parties acknowledge that Urvan’s standstill obligations are set forth in the Amended 2022 Settlement Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 6 will prohibit or restrict any of the Legacy Directors from (i) making any truthful factual statement to comply with any subpoena or other legal process or to respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by any Legacy Director); (ii) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable; (iii) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities that may contain or otherwise reflect the performance of, but not primarily consist of, Securities of the Company; or (iv) communicating privately regarding any matter with any of the Company’s directors or executive officers, so long as such private communications would not reasonably be expected to require any public disclosure of the communications by the Company or the Legacy Directors. For the avoidance of doubt, nothing in this Section 6 shall be deemed to limit the exercise in good faith of the Legacy Directors’ fiduciary duties in their capacity as an officer and/or director of the Company.

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(d) As used in this Agreement: (i) the term “Beneficial Owner” shall have the same meaning as set forth in Commission Rule 13d-3, except that a Person will also be deemed to Beneficially Own (1) all Securities of the Company that such Person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (2) all Securities of the Company in which such Person has any economic interest, including, without limitation, pursuant to a cash-settled call option or other derivative security, contract or instrument that in any way relates to the price of any Securities of the Company (and the terms “Beneficial Ownership” and “Beneficially Own” shall have a correlative meaning); and (ii) the terms “Person” or “Persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, labor union or chapter or other division thereof, organization or other entity of any kind or nature.

7. Covenant Not to Sue. During the Standstill Period:

(a) Each Party hereby undertakes not to sue any other Party based on claims being released by the Parties in Section 9 below except to remedy a breach of this Agreement.

(b) Urvan further agrees that he will not take, either directly or through another person or entity that he controls, any action to propose, encourage, or advocate that the Company initiate litigation, arbitration, or other proceedings, or otherwise advance claims, against any of the Legacy Directors; provided, that nothing in this Section 7(b) shall limit the business judgment rule or the good faith exercise of fiduciary duties by Urvan or other officers or directors of the Company in their capacities as such.

8. No Admission. This Agreement is entered into as a compromise of potential and existing claims. The execution of this Agreement shall not be construed as an admission of liability or wrongdoing, or constitute evidence or an admission of any violation of any statute or law on the part of any Party or Legacy Director.

9. Releases.

(a) The releases in this Section 9 will become effective upon the Execution Date.

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(b) Release of Claims by the Company against Urvan.

(i) Subject to the exceptions set forth in Subsection (ii) of this Section 9(b), the Company for (1) itself and, (2) to the fullest extent possible, its affiliates, parents, subsidiaries, divisions, partners, directors, officers, employees, advisors, agents, insurers, attorneys, consultants, administrators, trustees, members, representatives, heirs, successors or assigns (the “Company Related Parties”) hereby waives, releases, and forever discharges all claims, counterclaims, demands, damages, debts, liabilities, obligations, costs, expenses (including without limitation, attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether known or unknown, accrued or unaccrued, suspected or unsuspected, at law or equity, whether under statute, rule, regulation or common law, that the Company or the Company Related Parties now have, at any time previously had, or may have in the future against (A) Urvan, or (B) any of his affiliates, advisors, agents, entities that he owns or controls, insurers, attorneys, consultants, administrators or representatives, heirs, successors or assigns (including, without limitation, Susan Lokey) (the “Urvan Related Parties”) based on acts, omissions, conduct or events that have occurred from the beginning of time through the Execution Date (collectively, the “Company Released Claims”). The Company Released Claims include, without limitation: (I) all claims arising from or related to Urvan’s conduct as a director or shareholder of the Company through the date of this Agreement; and (II) all claims arising from or related to any indemnification, defense, or hold harmless obligations Urvan may have under that under certain Merger Agreement dated as of April 30, 2021, by and among the Company, Speedlight, Gemini Direct Investments, LLC, and Urvan (the “Merger Agreement”), including, without limitation, any Losses (as defined in the Merger Agreement) arising from any breach by Urvan of the provisions of Section 7.3(a) (Tax Indemnification) or Section 9.2 (Indemnification by Company Member) of the Merger Agreement (collectively, the “Urvan Indemnification Provisions”). From and after the Execution Date, the Urvan Indemnification Provisions are of no further force or effect. The Merger Agreement is hereby deemed amended to give full effect to the provisions of this Section 9(b)(i).

(ii) The following are excluded from this release and do not constitute Company Released Claims: (1) any claim to enforce this Agreement, (2) any claim the Company may have against any Urvan Related Party that does not concern or relate to the Litigation or the Urvan Related Party’s association with Urvan, and (3) claims that under any reading of the release could, directly or through operation of the definition of Company Related Parties, suggest a release by the Company or the Company Related Parties of the Individual Defendants or Steven Verska. Nothing in this release is intended to or shall operate to modify the Company’s obligations to the Legacy Directors to indemnify them pursuant to 8 Del. Code § 145 or applicable provisions of the Company’s Certificate of Incorporation or Bylaws.

(c) Release of Claims by Urvan against the Company.

(i) Subject to the exceptions set forth in Subsection (ii) of this Section 9(c), Urvan (1) for himself and (2), to the fullest extent possible, the Urvan Related Parties, hereby waives, releases, and forever discharges all claims, counterclaims, demands, damages, debts, liabilities, obligations, costs, expenses (including without limitation, attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether known or unknown, accrued or unaccrued, suspected or unsuspected, at law or equity, whether under statute, rule, regulation or common law, that (A) Urvan or (B) any of the Urvan Related Parties now have, at any time previously had, or may have in the future against the Company or the Company Related Parties based on acts, omissions, conduct or events that have occurred from the beginning of time through the Execution Date (collectively, the “Urvan Released Company Claims”).

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(ii) The following are excluded from this release and do not constitute Urvan Released Company Claims: (1) any claim to enforce this Agreement, (2) any claim that Urvan may have against any Company Related Party that does not concern or relate to the Litigation or the Company Related Party’s service to the Company, (3) any claims against Steven Verska, Kimberly Verska, and/or Culhane Meadows PLLC, and (4) any claims for indemnification, advancement of expenses, or exculpation that Urvan may have in his capacity as a current or former director or officer of the Company or any GunBroker-related entity, whether arising under Section 6.7 of the Merger Agreement, the Company’s organizational documents, or otherwise; provided, that any claims Urvan asserted or could have asserted seeking to recover legal fees and expenses actually incurred by Urvan as of the Execution Date, or any claim for legal fees and expenses with respect to the Litigation, Triton Value Partners, LLC, et al. v. TVP Investments, LLC, et al., Case No. 2017-CV-298994 (Cobb County Superior Court), Hayden v. Urvan, Case No. 9:21-cv-82051-WM (S.D. Fla.), SharkDiver Consulting, LLC and Stephen Verska, v. Gemini Direct, LLC and Steve Urvan, Case No. 22CV03889 (N.D.Ga.), or the 2022 proxy contest, all shall constitute Urvan Released Company Claims. For avoidance of doubt, legal fees and expenses incurred by Urvan after August 1, 2024 and related to (A) pending shareholder derivative or securities litigation against Urvan concerning the Company or (B) a subpoena from the District of Columbia Attorney General concerning the Company shall not constitute Urvan Released Company Claims.

(d) Release of Claims by Urvan against the Legacy Directors. Subject to the exceptions set forth at the end of this Section 9(d), Urvan (i) for himself and (ii), to the fullest extent possible, the Urvan Related Parties, hereby waives, releases, and forever discharges all claims, counterclaims, demands, damages, debts, liabilities, obligations, costs, expenses (including without limitation, attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether known or unknown, accrued or unaccrued, suspected or unsuspected, at law or equity, whether under statute, rule, regulation or common law, that (1) Urvan or (2) any of the Urvan Related Parties now have, at any time previously had, or may have in the future against the Legacy Directors, and their respective advisors, agents, insurers, attorneys, representatives, heirs, successors and assigns (the “Legacy Directors Related Parties”) based on acts, omissions, conduct or events that have occurred from the beginning of time through the Execution Date and that concern or relate in any way to (A) the claims that were asserted in the Litigation, or (B) any Legacy Director’s or Legacy Directors Related Parties’ conduct as a Company director or other service to the Company through the date of this Agreement (collectively, the “Urvan Released Legacy Director Claims”). The following are excluded from this release and do not constitute Urvan Released Legacy Director Claims: (I) any claim to enforce this Agreement, (II) any claims against Steven Verska, Kimberly Verska, and/or Culhane Meadows PLLC, and (III) any claims that under any reading of the release that could, directly or through operation of the definition of Urvan Related Parties, suggest a release by the Company or the Company Related Parties of the Defendants.

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(e) Release of Claims by the Legacy Directors against Urvan. Subject to the exceptions set forth at the end of this Section 9(e), the Legacy Directors, each (i) for themselves and (ii), to the fullest extent possible, their respective Legacy Directors Related Parties hereby waive, release, and forever discharge all claims, counterclaims, demands, damages, debts, liabilities, obligations, costs, expenses (including without limitation, attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether known or unknown, accrued or unaccrued, suspected or unsuspected, at law or equity, whether under statute, rule, regulation or common law, that (1) the Legacy Directors or (2) their respective Legacy Directors Related Parties now have, at any time previously had, or may have in the future against Urvan or the Urvan Related Parties, based on acts, omissions, conduct or events that have occurred from the beginning of time through the Execution Date and that concern or relate in any way to (A) the claims that were asserted in the Litigation, or (B) Urvan or any Urvan Related Parties’ conduct as a Company director or other service to the Company through the date of this Agreement (collectively, the “Legacy Director Released Claims”). The following are excluded from this release and do not constitute Legacy Director Released Claims: (I) any claim to enforce this Agreement, and (II) any claims that under any reading of the release that could, directly or through operation of the definition of Legacy Directors Related Parties, suggest a release by the Company or the Company Related Parties of the Defendants.

(f) Indemnification and Insurance. Nothing in this Agreement is intended to or shall operate to modify, rescind, restrict, or in any way limit (i) the Company’s or any of its subsidiaries’ obligations to the Legacy Directors pursuant to 8 Del. Code § 145 or applicable provisions of their organizational documents, including the Company’s Certificate of Incorporation or Bylaws as those documents exist on the Execution Date to fully indemnify, defend, or hold harmless any Legacy Director or to advance any of their legal fees and expenses to the fullest extent permitted by applicable law, (ii) claims or rights between the Legacy Directors, on the one hand, and any insurer for the Company or its subsidiaries, on the other hand, or (iii) claims or rights of any Legacy Director under any insurance contract that may apply to provide coverage for any liability in connection with services provided on behalf of the Company or within the scope of any of the service provided in connection with their affiliation with the Company. The Company hereby agrees that the Legacy Directors shall, to the extent permitted under Delaware law, continue to be covered by the Company’s D&O insurance coverage and by the Company’s indemnification and advancement obligations to the same extent as the Company’s continuing or current directors.

(g) In granting the releases in this Section 9, the Parties and the Legacy Directors recognize that there could be additional facts that, had they been known, might have supported additional claims and/or affected their decisions to grant the releases. Nonetheless, the Parties and the Legacy Directors wish to proceed with the settlement set out in this Agreement, including the releases extending to unknown claims, to fully and finally put an end the Litigation fully, finally and forever. Accordingly, the Parties and the Legacy Directors hereby expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code and any similar provision in federal law or the law of any state that purports to limit the scope of a release as it pertains to unknown clams. Section 1542 reads:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THIS RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

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10. Nasdaq Contingency. The Parties recognize that the transactions contemplated by this Agreement may trigger an inquiry by Nasdaq into whether its listing rules require that the Company’s stockholders approve this Agreement prior to its implementation. The Parties intend to remain in compliance with Nasdaq listing rules and so intend to seek a determination from Nasdaq (the “Nasdaq Determination”) that no stockholder vote is required to implement the Agreement and that the absence of such a vote will not threaten the ongoing listing of the Company’s Common Stock for trading on Nasdaq. (For sake of clarity, the Parties acknowledge that stockholder approval is needed to permit the issuance of the Additional Warrant and its underlying shares; however, under the terms of Note 2, no such issuance would occur absent the necessary stockholder vote.) The Company will seek the Nasdaq Determination promptly and advise the parties to this Agreement of Nasdaq’s responses within two business days of receipt. This Agreement and all transactions contemplated by it are fully contingent on obtaining the Nasdaq Determination. The term “Execution Date” as used in this Agreement shall mean the date on which the Company has received the Nasdaq Determination.

11. Non-Disparagement.

(a) Company Non-Disparagement Obligations. Subject to applicable law, the Company agrees that, during the Standstill Period, neither it nor any of its subsidiaries, divisions, directors, officers, or representatives, shall in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander Urvan in any manner that would reasonably be expected to damage Urvan’s business or reputation, or any of his products or services.

(b) Urvan Non-Disparagement Obligations. Subject to applicable law, Urvan agrees that, during the Standstill Period, neither Urvan nor any of his affiliates or representatives shall in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the Company, or its subsidiaries or divisions or any of its businesses, products or services, in any manner that would reasonably be expected to damage the Company’s business or reputation, products or services.

(c) Notwithstanding this provision:

(i) the Parties and the Legacy Directors agree and acknowledge that no provision of this Agreement limits the Parties’ ability to (1) make any truthful disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations, (2) truthfully report what such party reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder; (3) provide information in any form, voluntarily, proactively, or in response to subpoenas, court orders or other legal processes, to file a charge or complaint, or (4) communicate in any way, or to otherwise participate in any investigation or proceeding that may be conducted by any government agency or commission, without providing notice to the Company; and

(ii) the Board may make truthful statements consistent with its fiduciary duties. This includes, without limitation, the Board’s hiring, oversight of, and, if ever applicable, termination of Urvan as CEO or recommendation, or withholding of recommendation, of Urvan as a member of the Board.

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12. Commission Filings.

(a) Review and Comment on Form 8-K. No later than four (4) business days following the date on which this Agreement is signed, the Company shall file a Current Report on Form 8-K with the Commission reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit (the “Form 8-K”). The Company will provide Urvan and the Legacy Directors a reasonable opportunity in advance to review and comment on the Form 8-K that the Company will be required to file in connection with this Agreement. While retaining ultimate control of the disclosure, the Company will agree to consider in good faith any comments of any Party or Legacy Director prior to filing the Form 8-K with the Commission.

(b) Review and Comment on Amendment to Schedule 13D or Related Amendment. Urvan shall not, during the Standstill Period, (i) issue a press release in connection with this Agreement or any of the actions contemplated hereby or (ii) otherwise make any public statement, disclosure or announcement with respect to this Agreement or any of the actions contemplated hereby, in each case, that is inconsistent with the statements and disclosures set forth in the Form 8-K, except as required by law or the rules or regulations of any governmental or regulatory authority (including, for the avoidance of doubt, any filing(s) made by Urvan on Schedule 13D, including any amendments made thereto) or applicable stock exchange listing rules or with the prior written consent of the Company, or in the event Urvan seeks to enforce any provision of the Agreement through commencement of a lawsuit in furtherance of the same; provided, however, that in the event Urvan files an amended Schedule 13D in light of the transactions contemplated by this Agreement, Urvan shall provide the Company with a reasonable opportunity to review and comment on the Schedule 13D prior to its filing with the Commission and consider in good faith any comments of the Company.

13. Confidentiality. The Parties and the Legacy Directors recognize that this Agreement and certain related documents will be filed publicly with the Commission and potentially filed with the Court. Notwithstanding these anticipated public disclosures, the Parties and the Legacy Directors agree, on their behalf and on behalf of their affiliates, officers, directors, employees, advisors and representatives, not to publicize this Agreement or the term sheets and drafts that preceded this Agreement or to make public statements concerning it, or to comment about its terms without the consent of the Parties; provided, that nothing in this Section 13 shall limit disclosures that may be required by applicable law, rule, regulation or legal process.

14. Cooperation and Further Assurances. The Parties and the Legacy Directors agree to cooperate reasonably to ensure timely implementation of this Agreement and the Parties’ and Legacy Directors’ intent in entering into it. Without limiting the generality of this Agreement, the Parties and Legacy Directors agree to execute such additional documents, to prepare such court and regulatory filings and other papers, and to take such other further actions as are reasonably necessary to effectuate the purposes of this Agreement.

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15. Specific Performance. Each of the Parties to this Agreement, and the Legacy Directors, acknowledge and agree that irreparable injury to the other Parties and the Legacy Directors will occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Parties and the Legacy Directors shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms of this Agreement. Each Party further agrees that it will not take action, directly or indirectly, in opposition to any moving party seeking such relief on grounds that any other remedy or relief is available at law or in equity. This Section 15 is not the exclusive remedy for any violation of this Agreement.

16. Governing Law and Related Matters.

(a) Governing Law. This Agreement shall be governed in all respects, including validity, interpretation, and effect, by, and construed in accordance with, the laws of the State of Delaware without giving effect to the choice of law or conflict of law principles thereof that would result in the application of the laws of another jurisdiction.

(b) Jurisdiction. Any action arising under or related to this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware. In the event that the Court of Chancery does not have subject matter jurisdiction over the dispute, any such action shall be brought in any state or federal court of competent jurisdiction in the State of Delaware. Each signatory to this Agreement irrevocably consents and submits to the personal jurisdiction of such courts and waives (i) any objection to venue laid therein or (ii) any claim that any such court constitutes an inconvenient forum.

(c) Waiver of Jury Trial. EACH SIGNATORY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH SIGNATORY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH SIGNATORY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER SIGNATORY TO THIS AGREEMENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER SIGNATORY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (ii) SUCH SIGNATORY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH SIGNATORY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH SIGNATORY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16(c).

17. Taxes. Each Party and Legacy Director shall be responsible for assessing the tax treatment, and his, her or its own taxes owed by it by reason, of any term of this Agreement. Other than to comply with any tax-reporting or -withholding requirements, no Party or Legacy Director will have any responsibility to or liability for any tax or tax-related matter of any other Party or Legacy Director.

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18. Notice. All notices, consents, determinations, waivers or other communications required or permitted to be given or made under the terms of this Agreement must be in writing and will be deemed to have been duly delivered or made: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by electronic mail (provided that confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (c) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications shall be (or such other address for a party hereto as shall be specified in a notice given in accordance with this Section 18):

If to Urvan, to:

Steven F. Urvan
7491 N. Federal Hwy Ste C5
Pmb 379
Boca Raton, FL 33487-1658
Email: steve@50x50.com

With a copy (which shall not constitute notice) to:

Goulston & Storrs PC
730 3rd Avenue, 12th Floor
New York, NY 10017
Attention: Nicholas Cutaia
Email: ncutaia@goulstonstorrs.com

If to the Company, to:

Outdoor Holding Company

c/o Jordan Christensen

General Counsel

7681 Gray Rd

Scottsdale, Arizona 85260

Email: Jordan.Christensen@outdoorholding.com

With a copy (which shall not constitute notice) to:

Haynes and Boone, LLP

2801 N. Harwood St., Suite 2300

Dallas, Texas 75201

Attention: Rosebud Nau

Email: rosebud.nau@haynesboone.com

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If to the Legacy Directors, to:

Abrams & Bayliss LLP

20 Montchanin Rd., Suite 200

Wilmington, DE 19807

Attention: A. Thompson Bayliss

Email: bayliss@abramsbayliss.com

19. Entire Agreement. This Agreement (including its Exhibits) constitutes the full and entire understanding and agreement among the signatories to this Agreement with regard to its subject matter, and supersedes all prior and contemporaneous term sheets, agreements, understandings and representations, whether oral or written, of the signatories. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the signatories other than those expressly set forth in this Agreement (including its Exhibits).

20. Representations and Warranties. Each Party and Legacy Director hereby represents and warrants to the other Parties and Legacy Directors that:

(a) this Agreement constitutes a legal, valid, and binding obligation of such Party or Legacy Director and is enforceable against he, she, or it in accordance with the Agreement’s terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies;

(b) the execution and delivery by such Party or Legacy Director of this Agreement does not require the consent or approval of any Person, except such consents and approvals as have been previously obtained. Except as it relates to any approvals for the actions contemplated by Section 2(c) and Section 10 of this Agreement, all consents, approvals, authorizations or waivers from, and any registrations or filings with or notifications to, any governmental authority required on the part of such Party or Legacy Director in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby have been obtained and are effective as of the Execution Date;

(c) the individual signing this Agreement on behalf of such Party or Legacy Director has all requisite power and authority to execute and deliver this Agreement;

(d) such Party or Legacy Director has full power and authority to execute and perform his, her or its obligations under this Agreement and to consummate the transactions contemplated hereby;

(e) such Party or Legacy Director has not assigned, pledged, or otherwise transferred any right, title, interest, or claim he, she or it has or may have with respect to the Litigation;

(f) such Party or Legacy Director has entered into this Agreement with full and complete knowledge of its contents and the effects thereof, solely motivated by his, her or its own free will and accord, and after having consulted with professionals of their choice; and

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(g) no promise or representation of any kind has been made by any Party or Legacy Director to this Agreement or anyone acting for any Party or Legacy Director to this Agreement, except those expressly stated in this Agreement, and no Party or Legacy Director is relying upon any statement or representation of any Party or Legacy Director except those expressly stated in this Agreement.

21. Representations and Warranties Concerning Stock Ownership. After assuming the exercise of all derivative instruments that could be converted into share of the Company’s Common Stock, as of the Execution Date and prior to the issuance of any equity security contemplated by this Agreement:

(a) Urvan represents and warrants that he is the Beneficial Owner of 17,312,857 shares of the Company’s Common Stock, and

(b) Each Legacy Director, solely for himself or herself, represents and warrants that he or she is the Beneficial Owner of the number of shares of the Company’s Common Stock set forth next to his or her name on Schedule O to this Agreement.

22. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

23. Construction. Each Party and Legacy Director has had the opportunity to participate in the drafting of this Agreement, and agrees that the doctrine of construction against the drafter shall not be applied in the construction of this Agreement.

24. Waiver. No failure on the part of any Party or Legacy Director signing this Agreement to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of that right, power or remedy, nor shall any single or partial exercise of such right, power or remedy by such Party or Legacy Director preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

25. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The signatories further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

26. Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by each of the Parties and, to the extent such modification or amendment implicates them, the Legacy Directors. For the Company, any amendment to this Agreement, or that purports to modify the terms of the Warrant, Note 1, Note 2, or Additional Warrant, must be approved by a majority of the independent and disinterested members of the Board, which persons shall in no event include Urvan.

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27. Expenses. Except as otherwise expressly provided in this Agreement, each of the Parties shall be responsible for its own fees, costs and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the obligations contemplated by it, including any attorneys’ fees, costs and expenses incurred in connection with the negotiation, drafting, and execution of this Agreement and to all other related activities.

28. Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable by the Parties and the Legacy Directors, and their respective successors, heirs, executors, legal representatives and permitted assigns, and inure to the benefit of any successor, heir, executor, legal representative or permitted assign of any of the Parties or Legacy Directors.

29. Counterparts. This Agreement and any amendments to it may be executed and delivered (including by means of electronic transmission, such as by electronic mail in “.pdf” form) in one or more counterparts, and by the different signatories to it in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by them or their duly authorized agents as shown below:

STEVEN F. URVAN		DELAWARE LITIGATION SETTLEMENT COMMITTEE

By:	/s/ Steven F. Urvan	By:	/s/ Wayne R. Walker
Steven F. Urvan		Wayne R. Walker, Chair
Date:	May 20, 2025	Date:	May 20, 2025

RICHARD R. CHILDRESS		OUTDOOR HOLDING COMPANY

By:	/s/ Richard R. Childress	By:	/s/ Paul Kasowski
Richard R. Childress		Paul Kasowski, Chief Financial Officer
Date:	May 21, 2025	Date:	May 20, 2025

FRED W. WAGENHALS		SPEEDLIGHT GROUP I, LLC

By:	/s/ Fred W. Wagenhals	By:	/s/ Paul Kasowski
Fred W. Wagenhals		Paul Kasowski, Chief Financial Officer
Date:	May 20, 2025	Date:	May 20, 2025

JARED SMITH		RUSSELL WILLIAM WALLACE, JR.

By:	/s/ Jared Smith	By:	/s/ Russell William Wallace, Jr.
Jared Smith		Russell William Wallace, Jr.
Date:	May 20, 2025	Date:	May 20, 2025

[Signature Page to the Settlement Agreement]